Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

August 7, 2012

Mr. Paul Clancy
Executive Vice President and Chief Financial Officer
Biogen Idec MA Inc.
14 Cambridge Center
Cambridge, MA 02142

Dear Paul:

This will confirm our agreement as to certain matters that have arisen relating to the License Agreement between Biogen, Inc. (now known as Biogen Idec MA Inc. and hereinafter referred to as "Biogen") and The Medicines Company ("TMC") dated March 21, 1997 (the " License Agreement").

Background

TMC and Biogen (the “Parties”) disagree as to the calculation and amount of the royalties required to be paid to Biogen by TMC under the License Agreement relating to FFS Services (as defined below) and the status of ICS (as defined below) as a Distributor (as defined in the License Agreement). The Parties deem it to be in their best interest and to their mutual advantage to resolve their disagreements. In consideration of the foregoing and the mutual promises set forth in this letter, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth in Paragraphs 1 through 7 under the heading “Agreement” below.

Agreement

1.     The License Agreement is hereby amended to provide as follows: Effective solely for the period from January 1, 2013 through and including December 15, 2014 (A) each of the percentages shown in the table in Section 6.3(a) of the License Agreement under the column "Royalty Rate on Net Sales of Product" shall be increased by one percentage point (i.e., [**]% shall be increased to [**]%, [**]% shall be increased to [**]%, [**]% shall be increased to [**]%, [**]% shall be increased to [**]% and [**]% shall be increased to [**]%);  and (B) the phrase “the [**]% to [**]% royalty rates” in the first sentence of Section 6.4(c) shall be changed to “the [**]% to [**]% royalty rates.”

2.    Biogen waives any further right to audit the books and records of TMC for any period commencing prior to January 1, 2012, unless an audit for a period commencing on or after January 1, 2012 identifies an issue not resolved by this Agreement (“New Issue”), in which case Biogen reserves the right to audit records for periods commencing prior to January 1, 2012 according to, but only to the extent permitted under, the provisions of the License Agreement, to the extent necessary to determine whether the New Issue applies to prior years.

3.    Biogen releases TMC from any claim that TMC has failed to pay Biogen all royalties on Net Sales due under the License Agreement in respect of all periods through and including December 31, 2011, except that Biogen does not release TMC from claims to recover payments related to any New Issue. TMC releases Biogen from any claim that Biogen owes TMC for any overpayment of royalties through and including December 31, 2011, except that TMC does not release Biogen from claims to recover overpayments related to any New Issue.

4.    TMC has contracted with Integrated Commercialization Solutions, Inc. ("ICS") to perform the functions and services set forth in Section A of Revised Exhibit D to the Third Amendment to the Second Amended and Restated Distribution Agreement between ICS and TMC dated October 1, 2010 (such functions and services in the United States and its territories , "FFS Services”). The License Agreement is hereby amended to provide, effective as of the date of the License Agreement, that the performance by ICS of FFS Services shall not cause ICS to be a “Distributor” as defined in the License Agreement for purposes of the License Agreement.  Similarly, the performance of FFS Services by ICS, or by a third party wholesaler who contracts with TMC to provide FFS Services (“Wholesaler”) shall not cause ICS or the Wholesaler to be a “Distributor” as defined in the License Agreement for purposes of the License Agreement.  Accordingly, a sale of Product (as defined in the License Agreement) by TMC to ICS or a Wholesaler performing FFS Services shall be considered a sale for purposes of Section 1.25 of the License Agreement. For the avoidance of doubt, a sale of Product to ICS or a Wholesaler performing FFS Services that is made on or before December 15, 2014 shall be included in the calculation of Net Sales under Section 1.25 of the License Agreement on which royalties shall be paid to Biogen under the License Agreement as amended by this Agreement, and a resale by ICS or such a Wholesaler shall not be so included.

5.     The License Agreement is hereby amended, effective as of the date of the License Agreement, to provide that reasonable and customary amounts invoiced to TMC by ICS or a Wholesaler for FFS Services shall be an item that TMC and its Affiliates may deduct from the gross invoiced amount in determining Net Sales under Section 1.25 of the License Agreement.

6.    TMC represents and warrants that its execution of this Agreement does not and will not breach any agreement between TMC and any third party, including but not limited to, the Settlement Agreement and Release between TMC and Wilmer Cutler Pickering Hale and Dorr LLP, dated February 11, 2011.

7.    Except as amended herein, the License Agreement is not amended in any respect and remains in full force and effect, enforceable in accordance with its terms.

    Would you kindly indicate the agreement of Biogen to the foregoing by signing a copy of this letter in the place indicated below and returning it to the undersigned, whereupon this letter shall constitute a binding agreement between Biogen and TMC.

Very truly yours,

THE MEDICINES COMPANY

By: __/s/ Glenn Sblendorio____________________
Glenn P. Sblendorio
President and Chief Financial Officer
Duly Authorized Representative

AGREED TO AND ACCEPTED

BIOGEN IDEC MA INC. (formerly Biogen, Inc.)

BY: __/s/ Paul Clancy___________________
Paul Clancy
Executive Vice President and Chief Financial Officer
Duly Authorized Representative

3